EXHIBIT 10.14

SIX MONTH REAL ESTATE LEASE AGREEMENT

This Lease agreement is made effective as of the 1st day, of July 2005, by and between MELVIN TERREL NETHERY and John A. Bennett (“Landlord”), and Signature Special Event Services (“Tenant”). The parties agree as follows:

1. PREMISES. Landlord, in consideration of the lease payments provided in this Agreement, leases to Tenant WAREHOUSE BLDG. Located at KENTUCKY STREET, SHELBYVILLE, SHELBY COUNTY, KENTUCKY.

2. TERM. The lease term shall commence on 1st of July and shall terminate on 31st of December.

3. HOLDOVER. If tenant maintains possession of the premises for any period after the termination of this lease (“Holdover Period”), Tenant shall pay to landlord a lease payment for the Holdover Period based on the terns of the following paragraph, Such holdover shall constitute a month to month extension of the lease.

4. LEASE PAYMENTS. Tenant shall pay to Landlord $4,000 per month for a period of six months; which will be paid three months in advance in the amount of $12,000, starting June 1st and the last payment due on September 1st 2005.

Such payments should be made to Landlord at

KENTUCKY BRANCH, 305 KY St. Shelbyville KY 40065.

Or mail to 100 Shelby Hall Dr Shelbyville KY 40065.

5. LATE PAYMENTS Tenant shall also pay a late charge of $100.00 for each monthly payment that is not paid within 10 days after the due date for such late payment.

6, POSSESSION. Tenant shall be entitled to possession on the first day of July 1st and shall yield possession to Landlord on the last day of the term of this lease, unless otherwise agree by both parties in writing Tenant shall give landlord 60 to 90 days notice of departure date.

7. REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the premises as specified above, and may construct such fixtures of the premises (at tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the premises to substantially the same condition of the commencement of the lease.

8. ACCESS BY LANDLORD TO PREMISES. Subject to Tenant’s consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workmen. As provided by law, in the case of an emergency, Landlord may enter the premises without Tenant’s consent.

9. UTILITIES AND SERVICES Tenant shall be responsible for all utilities, services, and general maintenance in connection with the premises.

10. PROPERTY INSURANCE Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the premises and property located on the premises.

11. LIABILITY INSURANCE Tenant shall maintain public liability insurance with the minimum coverage of $500,000 combine single limit for bodily injury and property damage. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the landlord receive notice of any termination of such insurance polices.

12. INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s use of the premises.

13. DANGEROUS MATERIALS Tenant shall not keep or have on the premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the premises, or that might be considered hazardous by a responsible insurance company, unless prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

14. TAXES Taxes attributable to the premises or the use of the premises shall be allocated as follows:

A.	Real Estate Taxes. LANDLORD shall pay all real estate taxes and assessments.

B.	Personal Taxes. LANDLORD shall pay all personal taxes and any other charges which may be levied against the premises and which are attributable to Tenant’s use of the premises.

15. CUMULATIVE RIGHTS. The rights of the parties under this lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

16. ASSIGNABILITY/SUBLETTING Tenant may not assign or sublease any interest in the premises without the prior written consent of Landlord, which shall not be unreasonably withheld.

17. NOTICE. Notices under this lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

TERRY NETHERY,	, SHELBYVILLE, KY. 40065

John A. Bennett

TENANT:

Such addresses may be changed from time to time by either party by providing notice as set forth above.

18. ENTIRE AGREEMENT/AMENDMENT This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written. The Agreement may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

19. SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

20. SUBORDINATION OF LEASE. This Agreement is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the premises.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first shown above.

LANDLORD:	/s/ Melvin Terrel Nethery	DATE	4/26/05
MELVIN TERREL NETHERY

	/s/ John A. Bennett	DATE	4/26/05
John A. Bennett

TENANT:	/s/ Thomas M. Brown	DATE	5/12/05

1)	Signature will commit to a 9 month lease starting on October 1 at the monthly lease amount of $3,000

2)	We are definitely moving out, and plan to move out at the latest on July 1, 2005

3)	We will pay 3 months rent ($9,000) in advance now, $9,000 on December 1, 2004 and $9,000 on March 1, 2005. Under this plan, the rent is always paid up at least 30 day prior to the due date.

4)	The landlord needs to sign the landlord waiver for our bank

If this is acceptable, please have one of the principals sign a copy of this email acknowledging his agreement to these terms, and ask him to have the landlord waiver signed, notarized and sent via fed-ex ASAP.

J.A. Bennett or Terry Nethery
T & J Warehouse
127 Beechwood Ave.
Shelbyville, Ky 40065
Tel: 502-321-2010
Fax: 502-633-7571

    [Signature]